The transition to a holding company structure described in this press release involve securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

October 31, 2022

To Whom It May Concern

Company name：	The Bank of Kyoto, Ltd.
Representative： Securities code：	Nobuhiro Doi, President 8369, TSE Prime
Contact：	Etsuji Motomasa, Executive Officer, General Manager, Corporate Planning Division
(TEL：+81-75-361-2211)

Notice Regarding Start of Consideration of Transition to a Holding Company Structure

The Bank of Kyoto, Ltd. (President: Nobuhiro Doi; the “Bank”) hereby announces that at the Board of Directors meeting held today, it was resolved to start considering the transition to a holding company structure, subject to the approval of the General Meeting of Shareholders and the necessary approvals from the relevant authorities. Details are as follows.

1.	Background to transition to a holding company structure

Guided by the management principle “Serving the Prosperity of the Community,” the Bank’s fundamental mission is to contribute to the greater prosperity of the local community and the development of local industries. To that end, we have worked to revitalize the region and solve problems through the provision of high-quality financial services and solutions.

At the same time, the issues facing the local community and customers are becoming more diverse and complex, such as the progress of digitalization and the acceleration of efforts toward decarbonization in addition to societal issues such as population decline, and the role that the Bank group should play has also changed significantly.

Under these circumstances, for the Bank group to further contribute to the revitalization of the region and continue to grow together with it, we have decided to start concrete consideration of the transition to a holding company structure with the aim of strengthening the group’s management structure by expanding our business domains, increasing the independence and cooperation of each group company, and enhancing governance.

By establishing a sustainable business model that can respond quickly and flexibly to changes in the environment, we aim to improve corporate value for all our stakeholders, including customers, the local community, shareholders, and employees.

2.	Planned schedule and method of transition to a holding company structure

We will move forward with consideration of transitioning to a holding company structure by means of a share transfer solely by the Bank by early October 2023, subject to the approval of the General Meeting of Shareholders and the necessary approvals from the relevant authorities.

Notice on details regarding the schedule and method for the transition to a holding company structure will be given as soon as they are decided.

End